Exhibit (m)(8)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA EQUITY TRUST

CLASS T SHARES

Fund(s) (Current)

Voya Large-Cap Growth Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund

Voya SMID Cap Growth Fund

Voya U.S. High Dividend Low Volatility Fund

Fund(s) (to be added, effective November 5, 2019)

Voya Corporate Leaders® 100 Fund II

(to be renamed Voya Corporate Leaders® 100 Fund)

Voya Global Multi-Asset Fund II

(to be renamed Voya Global Multi-Asset Fund)

Voya Mid Cap Research Enhanced Index Fund II

(to be renamed Voya Mid Cap Research Enhanced Index Fund)

Voya Small Company Fund II

(to be renamed Voya Small Company Fund)

Date last amended:  May 23, 2019